Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
People’s Utah Bancorp

We hereby consent to the incorporation by reference in Registration Statement (File No. 333-205095) on Form S-8 of our report dated March 15, 2018, relating to our audit of the consolidated financial statements of People’s Utah Bancorp and subsidiaries and the effectiveness of internal control over financial reporting of People’s Utah Bancorp and subsidiaries, which appears in this Annual Report on Form 10-K of People’s Utah Bancorp and subsidiaries for the year ended December 31, 2017.

/s/ TANNER LLC

Salt Lake City, Utah

March 15, 2018